Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS SECOND QUARTER NET INCOME GROWS BY 70 PERCENT,

WITH NET SALES GROWTH OF 29 PERCENT

VANCOUVER, Wash. – (July 27, 2005) – Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the three months ended June 30, 2005, which included net income growth of 70 percent and net sales growth of 29 percent from the same period a year ago.

Net sales for the three months ended June 30, 2005, were $129.6 million compared to $100.2 million for the corresponding period last year, up 29.3 percent. Net income for the quarter was $3.3 million, or $0.10 per diluted share, up from $1.9 million, or $0.06 per share. The results exclude the acquisition of PEARL iZUMi USA which was completed after the second quarter.

“The quarter was on plan for both sales and earnings as we gear up for the primary fitness equipment season which begins in late September,” said Gregg Hammann, Chairman and Chief Executive Officer. “As part of our commitment to a fast pace of innovation, we are taking advantage of the seasonally slowest part of the year to move a number of important innovations through the development and introduction process. This gives us time to optimize manufacturing and shipping in advance of the high-volume season.”

“We are approaching this fitness season in an excellent position to serve our consumers and customers with high-quality branded fitness products wherever they shop and exercise. We are better positioned due to our continued investments in infrastructure, such as making necessary improvements to our supply chain and information systems. Through these investments, we are able to support greater business volume now, and this will position us to achieve operating efficiencies later this year and beyond, while we maintain a fast pace of innovation.”

For the third quarter of 2005, the Company estimates that net sales will grow about 30 percent in its existing business compared to the same period last year. The Company also expects to achieve an additional $15 million in net sales from its recently-completed acquisition of PEARL iZUMi USA, for a total net sales estimate of $175 to 180 million. Meanwhile, earnings are expected to grow about 25 percent to $0.23 to 0.24 per diluted share. The Company reaffirmed its full year 2005 earnings estimate of $1.17 to 1.19, on annual sales of $690 to 700 million.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable September 9, 2005, to stockholders of record as of August 19, 2005.

The conference call is scheduled for 5 p.m. EDT (2 p.m. PDT) July 27, 2005. It will be broadcast live over the Internet hosted at http://events.nautilus.com under “Investor Relations/Events Calendar” and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 266-1825 from anywhere in North America, and (212) 676-5412 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; Tim Hawkins, Chief Customer Officer and Chief Marketing Officer; and Pat Warner, Senior Vice President of Product Development.

A telephonic playback will be available from 7:30 p.m. PDT July 27 through 7:30 p.m. PDT, August 6, 2005. North American callers can dial (800) 633-8284 and other international callers can dial (402) 977-9140 to hear the playback. The passcode is 21252219.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Trimline® and PEARL iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,400 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilus.com.

This press release includes forward-looking statements. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$64,569	$19,266
Short-term investments	35,780	85,319
Trade receivables, net	58,841	95,593
Inventories	69,924	49,104
Prepaid expenses and other current assets	12,320	9,427
Short-term notes receivable	2,596	2,503
Current deferred tax assets	4,671	4,661

Total current assets	248,701	265,873

PROPERTY, PLANT AND EQUIPMENT, net	53,051	46,350

GOODWILL	32,161	29,755

OTHER ASSETS, net	19,297	17,663

TOTAL ASSETS	$353,210	$359,641

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$49,726	$57,861
Accrued liabilities	23,069	24,703
Income taxes payable	5,670	10,803
Customer deposits	2,811	2,957

Total current liabilities	81,276	96,324

OTHER NONCURRENT LIABILITIES	1,746	200

NONCURRENT DEFERRED TAX LIABILITY	6,880	11,081

STOCKHOLDERS’ EQUITY:
Common stock	16,943	10,682
Unearned stock compensation	(1,034)	(1,204)
Retained earnings	244,582	238,474
Accumulated other comprehensive income	2,817	4,084

Total stockholders’ equity	263,308	252,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$353,210	$359,641

NAUTILUS, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2005		2004		2005		2004
NET SALES	$129,581		$100,179		$285,969		$231,075

COST OF SALES	71,527	55.5%	50,858	50.8%	151,142	52.9%	124,898	54.1%

Gross profit	58,054	44.8%	49,321	49.2%	134,827	47.1%	106,177	45.9%

OPERATING EXPENSES:
Selling and marketing	39,977	30.9%	36,611	36.5%	84,899	29.7%	72,353	31.3%
General and administrative	9,985	7.7%	7,340	7.3%	23,421	8.2%	14,555	6.3%
Research and development	3,109	2.4%	1,276	1.3%	5,912	2.1%	3,087	1.3%
Royalties	1,181	0.9%	1,373	1.4%	2,655	0.9%	3,642	2.6%

Total operating expenses	54,252	41.9%	46,600	46.5%	116,887	40.9%	93,637	40.5%

OPERATING INCOME	3,802	2.9%	2,721	2.7%	17,940	6.3%	12,540	5.4%

OTHER INCOME:
Interest income	798	0.6%	296	0.3%	1,315	0.5%	542	0.2%
Other - net	460	0.4%	6	0.0%	511	0.2%	(1)	0.0%

Total other income, net	1,258	1.0%	302	0.3%	1,826	0.6%	541	0.2%

INCOME BEFORE INCOME TAXES	5,060	3.9%	3,023	3.0%	19,766	6.9%	13,081	5.7%

INCOME TAX EXPENSE	1,730	1.3%	1,088	1.1%	7,007	2.5%	4,709	2.0%

NET INCOME	$3,330	2.6%	$1,935	1.9%	$12,759	4.5%	$8,372	3.6%

BASIC EARNINGS PER SHARE	$0.10		$0.06		$0.38		$0.26

DILUTED EARNINGS PER SHARE	$0.10		$0.06		$0.38		$0.25

Weighted average shares outstanding:

Basic shares outstanding	33,379,202		32,643,942		33,274,244		32,639,157

Diluted shares outstanding	34,249,852		33,423,650		33,917,339		33,326,906

NAUTILUS, INC.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,759	$8,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,803	5,961
Amortization of unearned compensation	170	170
Loss on sale of property, plant and equipment	(9)	35
Tax benefit of exercise of nonqualified options	1,718	206
Deferred income taxes	(4,224)	669
Changes in current assets and liabilities	(4,676)	8,935

Net cash provided by operating activities	12,541	24,348

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(13,102)	(1,895)
Proceeds from sale of property, plant and equipment	2,972	15
Net (increase) decrease in other assets	(399)	42
Acquisition, net of cash acquired	(3,707)	—
Purchases of short-term investments	(49,352)	(46,503)
Proceeds from maturities of short-term investments	98,891	28,631
Net (increase) decrease in notes receivable	(93)	196

Net cash provided by (used in) investing activities	35,210	(19,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	(6,651)	(6,528)
Proceeds from exercise of stock options	4,543	1,141

Net cash used in financing activities	(2,108)	(5,387)

Effect of Foreign Currency Exchange Rate Changes	(340)	(62)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	45,303	(615)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,266	21,352

CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,569	$20,737